Exhibit 10.41

Third Amendment to Second Amended and Restated Credit Agreement

This Third Amendment to Second Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of June 27, 2011, among ITT Educational Services, Inc., a Delaware corporation (the “Borrower”), the Lenders party to the hereinafter defined Credit Agreement (the “Lenders”) and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”).

Preliminary Statements

A.The Borrower, the Lenders and the Administrative Agent entered into a certain Second Amended and Restated Credit Agreement dated as of January 11, 2010, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of February 3, 2010, and that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of August 10, 2010 (the Credit Agreement, as so amended, being referred to herein as the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.The Borrower has requested that the Lenders extend the Maturity Date and make certain other amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendment.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the following definitions appearing in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the Security Status of such Loan:

Security Status	ABR Spread	Eurodollar Spread	Facility Fee Rate
Secured	0.0%	0.425%	0.25%
Unsecured	0.0%	1.75%	0.25%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of a change in Security Status, and ending on the date immediately preceding the effective date of the next such change.

“Maturity Date” means July 1, 2014, or such earlier date on which the Commitment is terminated in whole pursuant to the terms hereof.

Section 2.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.The Borrower, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.

2.2.The Administrative Agent shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent the Administrative Agent or its counsel may reasonably request.

2.3.Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 3.	Representations.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof (a)  the representations and warranties set forth in Article III of the Credit Agreement are true and correct and (b) the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

Section 4.	Miscellaneous.

4.1.The Borrower heretofore executed and delivered to the Administrative Agent the Security Agreement, the Control Agreement and certain other Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the obligations of the Borrower arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and the Lenders thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2.Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, any promissory note executed in connection with the Credit Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.3.The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.

4.4.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original.  This Amendment shall be governed by the laws of the State of New York.

[Signature Page to Follow]

This Third Amendment to Second Amended and Restated Credit Agreement is entered into as of the date and year first above written.

ITT Educational Services, Inc.
By /s/ Daniel M. Fitzpatrick
Name: Daniel M. Fitzpatrick
Title: Executive Vice President, Chief Financial Officer

JPMorgan Chase Bank, National Association, individually as a Lender and as Administrative Agent
By /s/ Lou A. McElwain
Name: Lou A. McElwain
Title: Authorized Signer

Bank of America, N.A., as a Lender
By /s/ Adam M. Goettsche
Name: Adam M. Goettsche
Title: Senior Vice President

[Signature Page to Third Amendment]